                                                                     EXHIBIT 4.1



                              COMPUTER MOTION, INC.
                            TANDEM STOCK OPTION PLAN

         THIS TANDEM STOCK OPTION PLAN (the "Plan") is adopted by COMPUTER MOTION, INC., A CALIFORNIA CORPORATION (the "Company"), with reference to the following facts:

                                    RECITALS:
                                    ---------

         A. The Company desires to issue shares of its common stock to certain employees, consultants and independent contractors (the "Recipients") in order to reward those Recipients for their contributions to the growth and profits of the Company.

         B. To accomplish that goal, the Company is adopting this Plan to establish the terms and conditions on which the Company shall issue to such Recipients options to acquire the Company's common stock.

                                      PLAN:
                                      -----

         NOW, THEREFORE, the Company hereby adopts the following Plan:

1.       DEFINITIONS
         -----------

         The following terms shall have the meanings indicated below:

         1.1 "BOARD" means the Board of Directors of the Company.

         1.2 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.3 "EMPLOYMENT TERMINATION DATE" means the date on which a Recipient ceases to be employed by the Company for any reason.

         1.4 "EXERCISE DATE" means the date on which the Recipient delivers to the Company a written notice that such Recipient elects to exercise an Option with respect to some or all of the Shares of Stock subject to that Option.

         1.5 "EXPIRATION DATE" means, with respect to each Option, the date specified by the Board as the last date on which the Option may be exercised.

         1.6 "GRANT DATE" means the date on which the Board grants an Option to a Recipient pursuant to this Plan.

         1.7 "INCENTIVE OPTION" means an Option which satisfies the requirements of Code Section 422.

         1.8 "NONQUALIFIED OPTION" means an Option which is not an Incentive Option.

         1.9 "OPTION" means an option granted under this Plan to a Recipient which entitles the Recipient to acquire Shares.

         1.10 "OPTION TERM" means the period of time which commences on the Grant Date and ends on the earlier of the Expiration Date or the date which is thirty (30) days after the Recipient's Employment Termination Date, during which the Recipient may exercise an Option granted to the Recipient pursuant to this Plan.

         1.11 "RECIPIENT" means an employee, consultant or independent contractor of the Company to whom an Option is granted pursuant to this Plan.

         1.12 "SHARES" means the shares of common stock of the Company.

         1.13 "VESTED PERCENTAGE" means, with respect to each Option, the portion of the Option in which the Recipient has become vested, as determined under Section 4.3.2, below.

         1.14 "VESTED SHARES" means, with respect to each Option the number of Shares determined by multiplying (a) the total number of Shares subject to the Option, times (b) the Recipient's Vested Percentage.

2.       COVERED OPTIONS
         ---------------

         2.1 TYPES OF OPTIONS. The Company may grant to Recipients either Incentive Options or Nonqualified Options. Unless the Board of Directors designates an Option as an Incentive Option at the time the Option is granted to the Recipient, the Option shall be a Nonqualified Option.

         2.2 APPLICATION OF PLAN. Except as otherwise expressly provided in this Plan, all the provisions of this Plan relate equally to both Incentive Options and Nonqualified Options.

3.       RESERVATION OF SHARES
         ---------------------

         3.1 NUMBER OF SHARES RESERVED. The Company shall establish a Stock Option Reserve ("Stock Option Reserve") to which it shall credit Three Million (3,000,000) Shares of its authorized and unissued stock.

         3.2 ISSUANCE OF OPTIONS. The Company may not grant an Option to acquire Shares unless there are credited to the Stock Option Reserve, immediately prior to the grant of the Option, the number of Shares to which the Option is to apply. If an Option is granted for a number of Shares which exceeds the number of Shares then credited to the Stock Option Reserve, then the Option shall be effective only with respect to the number of Shares then credited to the Stock Option Reserve.

         3.3 ADJUSTMENT TO RESERVE. So long as this Plan is in effect, the Company shall not issue any of the Shares credited to the Stock Option Reserve, except pursuant to the exercise of Options granted under this Plan.

                  3.3.1 STOCK SPLIT, ETC. If the Company effects a subdivision or consolidation of Shares or any other capital readjustment, the payment of a stock dividend, a stock split or reverse stock split, or any other increase or decrease in the number of the outstanding Shares without receiving compensation therefor in money, services, or property, then the number of Shares then credited to the Stock Option Reserve shall:

                           A. In the event of an increase in the number of
outstanding Shares, be proportionately increased;



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                           B. In the event of a decrease in the number of
outstanding Shares, be proportionately decreased.

                  3.3.2 GRANT AND EXERCISE OF OPTIONS. The number of Shares credited to the Stock Option Reserve shall be (a) reduced by the number of Shares for which Options are granted under this Plan and (b) increased, upon the expiration or sooner termination of an Option, by the number of Shares which were subject to that Option but for which the Option was not exercised.

4.       GRANT OF OPTIONS
         ----------------

         4.1 ELIGIBLE INDIVIDUALS. The Company may grant:

                  4.1.1 INCENTIVE OPTIONS. Incentive Options only to employees of the Company; provided, a person who is a member of the Board of Directors of the Company shall be eligible to receive an Incentive Option only if that person also is an employee of the Company.

                  4.1.2 NONQUALIFIED OPTIONS. Nonqualified Options to any employee, independent contractor or consultant of the Company.

         4.2 DISCRETIONARY TERMS. Subject to Section 4.3, below, the Board in its discretion shall determine with respect to each Option granted under this
Plan:

                  4.2.1 RECIPIENTS. Those Recipients, if any, to whom Options shall be granted under this Plan.

                  4.2.2 NUMBER OF SHARES. The number of Shares subject to the Option;

                  4.2.3 PRICE. The purchase price per Share subject to each Option; provided, if the Option is an Incentive Option, then:

                           A. The purchase price per Share shall be equal to the
fair market value of each such Share as of the Grant Date, as determined by the Board in good faith; and

                           B. If the Recipient directly or indirectly owns stock
of the Company possessing more than ten percent (10%) of the total voting power of all classes of stock of the Company or any parent corporation or subsidiary of the Company, then (1) the purchase price for the Shares subject to the Option shall be equal to or greater than one hundred ten percent (110%) of the fair market value of such Shares as of the Grant Date, and (2) the Option Term for such Option may not exceed five (5) years.

                  4.2.4 OTHER MATTERS.  Whether:

                           A. To impose on each Option terms and conditions
which are in addition to, or different from, those imposed on other Options; and

                           B. To require as a condition to the receipt of an
Option that the Recipient surrender any Options then held by the Recipient to purchase Shares, whether pursuant to options previously granted to the Recipient under an employee stock option plan or pursuant to any other option, warrant or other right then held by the Recipient.




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
         4.3 MANDATORY TERMS. Each Option granted pursuant to this Plan shall be subject to the following terms and conditions:

                  4.3.1 VESTED SHARES. A Recipient may exercise an Option at any time only with respect to the number of Vested Shares under the Option.

                  4.3.2 VESTING. Unless a different schedule has been prescribed by the Board at the time an Option is granted, an Option shall vest at a rate of five percent (5%) per calendar quarter.

                  4.3.3 ASSIGNMENTS. No Option granted under this Plan may be assigned or transferred, except by will or the laws of descent and distribution, and during the life of the Recipient no Option shall be exercisable by any person other than the Recipient.

                  4.3.4 LIMITS ON INCENTIVE OPTIONS. With respect to Incentive Options only:

                           A. No Incentive Option granted under this Plan may be
exercised unless the Recipient to whom such Option was granted was an employee of the Company (or a successor thereto pursuant to a transaction described in Section 424 of the Code) at all times during the period beginning on the Grant Date and ending no more than three (3) months prior to the date on which the option is exercised (subject to the 30-day period set forth in Section 4.3.7, below).

                           B. At no time shall the aggregate fair market value
(determined at the time the option is granted) of all Shares with respect to which Incentive Options (whether they are Options granted under this Plan or are incentive stock options granted under any other plan sponsored by the Company) are exercisable for the first time by any employee during any calendar year, exceed $100,000.

                           C. Each Incentive Option shall expire to the extent
it is not exercised within ten (10) years after the Grant Date.

                  4.3.5 TIME OF EXERCISE. Options may be exercised only once during any calendar quarter and not more than four times in any calendar year.

                  4.3.6 PARTIAL EXERCISE. If a Recipient exercises an Option as to some but not all the Shares which are subject to the Option, then the remaining Shares subject to the Option shall continue to be subject to the Option and may be purchased upon any subsequent exercise of the Option prior to the end of the Option Term.

                  4.3.7 TERMINATION OF OPTION. If a Recipient of an Option who is an employee terminates employment with the Company, then the Option shall terminate on the earlier of (a) the Expiration Date, or (b) the date which is thirty (30) days after the Recipient's Employment Termination Date; provided, prior to termination the Recipient shall be entitled to exercise the Option with respect to Vested Shares by delivering the Exercise Notice (as defined in Section 5.1) to the Company prior to termination of the Option.

                  4.3.8 ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Board to




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the number of Option Shares subject to the unexercised portion of this Option and to the exercise price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Recipient under this Option. Any such adjustment made by the Board shall be conclusive.

                  4.3.9 MERGERS, REORGANIZATIONS, ETC. In the event that the Company at any time proposes to sell substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, the Company shall cause either (a) outstanding Options to be assumed by the successor corporation or (b) a new option covering shares of the successor corporation of comparable value to outstanding Options, with appropriate adjustments as to the number and kind of shares and the exercise price, be granted to the Recipients. Upon such assumption or substitution, the terms of the assumed or substituted Option shall provide that if Recipient is terminated without cause by the successor corporation all Options shall become immediately exercisable and remain exercisable for a period of three (3) months after such termination.

                  4.3.10 RIGHTS AS SHAREHOLDER. No Recipient shall have any rights as a shareholder of the Company with respect to any Share subject to an Option until after (a) the Recipient has exercised the Option, and (b) there is issued to the Recipient a stock certificate evidencing ownership of such share. No adjustments shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                  4.3.11 LISTING AND REGISTRATION. If at any time the Board determines, in its discretion, that the listing, registration or qualification of Options granted pursuant to the Plan, or the Shares to be sold and issued upon exercise of such Options, upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of Options pursuant to the Plan, or the sale of Shares upon the exercise of such Options, then no further Options may be granted or Shares sold unless such listing, registration, qualification, consent or approval shall have been obtained free of any conditions not acceptable to the Board. The Board may cause the Company, at its expense, to take any action related to the Plan which may be required in connection with such listing, registration, qualification, consent or approval.

                  4.3.12 STOCK OPTION AGREEMENT. Options granted under this Plan shall be evidenced by a written Stock Option Agreement, substantially in the form attached as Exhibit A to this Plan (in the case of Incentive Options), or by a written Nonqualified Stock Option Agreement substantially in the form attached as Exhibit B to this Plan (in the case of Nonqualified Options), and in each case containing such additional terms and conditions consistent with the provisions of the Plan as are imposed by the Board and which, in the opinion of the Board, are necessary or desirable for the protection of the Company.

         4.4 NOTICE. The Board shall give written notice of any Option granted under this Plan to the Recipient and to the Company within ten (10) days after the Grant Date. Each such notice shall specify (a) the number of shares subject to the Option, (b) the type of Option (Incentive or Nonqualified), (c) the purchase price for Shares under the Option, (d) the Option Term and (e) the times at which the Option may be exercised.






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5.       ISSUANCE OF SHARES
         ------------------

         5.1 NOTICE OF EXERCISE. To the extent that an Option may be exercised with respect to Vested Shares under Section 4, above, such Option shall be exercised only by the Recipient delivering to the Company a written notice (the "Exercise Notice") stating the number of Shares with respect to which the Option is being exercised.

         5.2 CLOSING. The closing of the purchase and sale of Shares pursuant to the exercise of an Option shall occur at the offices of the Company on a mutually agreeable date not more than thirty (30) days after the date on which the Exercise Notice is delivered to the Company pursuant to Section 5.1, above (or, if later, the third business day after the date on which the condition specified in Section 5.2.1, below, is satisfied).

                  5.2.1 CONDITION PRECEDENT. The obligations of the parties at the closing shall be subject to the Company's obtaining any permits, qualifications or other consents that may be required under state or federal securities laws in connection with the issuance of the Shares.

                  5.2.2    DELIVERIES AT CLOSING.  At the closing:

                           A.       The Recipient shall deliver:

                                    (1) The purchase price for the Shares being
purchased, either in cash or by certified or cashier's check or money order or, in the discretion of the Company, a number of Shares having a fair market value as of the date of the closing (as determined by the Board in good faith) equal to the purchase price due the Company.

                                    (2) An executed Stock Transfer Agreement
pursuant to Section 6, below;

                                    (3) An executed Investment Letter, in
substantially the form set forth as Exhibit C to this Plan; and

                                    (4) Such other documents and instruments as
the Company reasonably may request to effect the closing in compliance with this Plan and applicable law.

                           B.       The Company shall deliver:

                                    (1) One or more stock certificates
evidencing the Shares being purchased by the Recipient; and

                                    (2) An executed Stock Transfer Agreement
pursuant to Section 6, below.

         5.3 LEGEND. All certificates evidencing Shares purchased pursuant to exercise of an Option shall be imprinted with such legends, if any, as may be necessary to comply with applicable federal and State securities laws, and also bear a legend in substantially the following form:




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                  THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT
         TO THE TERMS OF THAT CERTAIN STOCK TRANSFER AGREEMENT BETWEEN THE COMPANY AND (RECIPIENT) DATED ____________, 19___, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

         5.4 FAILURE TO COMPLETE PURCHASE. If, upon tender and delivery by the Company at the closing of the stock certificates required pursuant to Section 5.2, above, the Recipient fails to accept delivery of and to pay for all or any part of the number of Shares specified in the Exercise Notice, then the Board, in its discretion, may terminate the Recipient's right to exercise the Option with respect to such undelivered shares and any other Shares subject to the Option.

         5.5 FULLY PAID SHARES. All Shares issued upon the exercise of Options granted under this Plan shall be fully paid and nonassessable shares.

6.       RESTRICTIONS ON SHARE TRANSFER
         ------------------------------

         6.1 GRANT OF RIGHTS. With respect to all Shares purchased pursuant to the exercise of an Option (the "Option Shares"), the Company shall have:

                  6.1.1 FIRST REFUSAL. A right of first refusal to purchase the Option Shares prior to any sale, encumbrance, or other transfer, whether voluntarily or by operation of law, other than a transfer to a revocable inter vivos trust of which the Recipient is the trustor, trustee, and beneficiary, as further described in Section 6.2, below; and

                  6.1.2 REPURCHASE OPTION. The right and option (the "Repurchase Option"), but not the obligation, to purchase such Option Shares upon (a) the termination of the Recipient's employment or other service engagement with the Company for any reason, and (b) the death of the Recipient, as further described in Section 6.3, below.

         6.2 FIRST REFUSAL RIGHTS. Prior to any transfer of any Option Shares, the Recipient shall deliver to the Company a written notice (the "Transfer Notice") describing (a) the name and address of the proposed transferee; (b) the proposed purchase price; (c) the number of Option Shares to be sold or transferred; and (d) the other terms and conditions of the transfer. Such Transfer Notice shall be treated as an offer by the Recipient to sell the Option Shares to the Company at the same price, and on the same other terms, as in the proposed transfer described in the Transfer Notice.

                  6.2.1 EXERCISE. If the Company wishes to purchase the Option Shares, then the Company shall deliver to the Recipient, within thirty (30) days after receiving the Transfer Notice, a written acceptance of the offer. The closing of the sale of the Option Shares to the Company thereafter shall occur, at the offices of the Company, within thirty (30) days after the Company accepts the Recipient's offer.

                  6.2.2 FAILURE TO EXERCISE. If the Company fails to deliver to the Recipient within such 30-day period a written acceptance of the Recipient's offer, then the Recipient may proceed with the proposed transfer to the proposed transferee, and on the same terms and conditions, described in the Transfer Notice. If such transfer fails to close within 60 days after the end of such 30-day period, then the Recipient shall be obligated to offer the Option Shares to the Company





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pursuant to this Section 6.2 prior to transferring those Shares to the proposed transferee or any other person.

         6.3 REPURCHASE OPTION. If a Recipient dies or the Recipient's employment or other service engagement with the Company is terminated for any other reason, then during the 90-day period after the occurrence of such event (the "Marketing Period"), the Recipient shall have the opportunity to sell or attempt to sell, to any purchaser at whatever price the Recipient is able to negotiate, any Option Shares then owned by the Recipient. Any such sale or attempted sale of those Option Shares shall be subject to the right of first refusal described in Sections 6.1.1 and 6.2, above.

                  6.3.1 OPTION EXERCISE. If, during the Marketing Period, the
Recipient:

                           A. Delivers to the Company a Transfer Notice pursuant
to Section 6.2, above, describing a bona fide offer to purchase the Option shares described in the notice, then the sale of such Option Shares shall be governed by that Section. If the Company declines to exercise its right of first refusal and the sale to the proposed transferee fails to close within the 60-day period described in Section 6.2.2, above, then the Company thereafter shall be entitled to exercise its Repurchase Option with respect to such Option Shares by delivering to the Recipient, within 180 days after the end of such 60-day period, a written notice of its election to exercise of that option (the "Exercise Notice").

                           B. Fails to deliver to the Company a Transfer Notice
regarding a bona fide offer to purchase any Option Shares then held by the Recipient, then the Company may exercise the Repurchase Option with respect to those Option Shares by delivering an Exercise Notice to the Recipient within one hundred eighty (180) days after the end of the Marketing Period.

                  6.3.2 CLOSING. The closing of the sale of the Option Shares to the Company pursuant to the exercise of the Repurchase Option shall occur at the offices of the Company on a mutually acceptable date within thirty (30) days after delivery of the Exercise Notice.

                  6.3.3 PRICE. The purchase price for each of the Option Shares shall be determined in accordance with this Section 6.3.3.

                           A. If the Shares:

                                    (1) Are then traded on an established
securities market, then the purchase price per Share shall be the closing bid price per share of the Company's Stock quoted on the second business day prior to the date of the closing; or

                                    (2) Are not then traded on an established
securities market, then the purchase price per Share shall be the greater of (a) the net book value of such Shares as of the last day of the last calendar month preceding the date of the closing, or (b) an amount determined by multiplying ten (10) times the Company's earnings per Share during the twelve-month period ending on the last day of the last full calendar month immediately preceding the date of the closing.

                           B. The net book value per Share shall be determined,
by the Company's independent certified public accountant, by (1) first allocating the book value of the Company to all of its outstanding capital stock in such manner as that accountant deems appropriate, and (2) then dividing that portion of such net book value allocable to all the Shares, by the number of Shares outstanding on the last day of the last full calendar month preceding the closing. The Company's net





                                      -8-
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book value shall be the excess of the amount of the Company's total assets over the amount of the Company's total liabilities.

                           C. The Company's earnings per Share shall be
determined, by the Company's independent certified public accountant, by (1) allocating the Company's earnings for the 12-month period described in Section 6.3.3.A(2)(b), above, to all the Company's outstanding capital stock in such manner as that accountant deems appropriate, and (2) then dividing that portion of such earnings allocable to all the Shares, by the number of Shares outstanding on the last day of the 12-month period described in Section 6.3.3A(2)(b).

                           D. All such determinations shall be made in
accordance with generally accepted accounting principles applied on a basis consistent with those previously applied by the Company.

         6.4 STOCK TRANSFER AGREEMENT. Concurrently with a Recipient's purchase of Shares pursuant to the exercise of an Option, the Recipient and the Company shall execute a Stock Transfer Agreement in substantially the form set forth at Exhibit D, evidencing the right of first refusal and Repurchase Option described in this Section 6.

7.       TERM AND AMENDMENT OF PLAN
         --------------------------

         7.1 TERM. Unless sooner terminated pursuant to Section 7.2, below, this Plan shall have a term of ten (10) years and shall expire on the tenth (10th) anniversary of (a) the date of its adoption by the Board, or (b) the date of its approval by the shareholders of the Company, whichever first occurs.

         7.2 AMENDMENT AND TERMINATION. The Board in its sole and absolute discretion may amend, suspend or terminate the Plan in whole or in part at any time, but no such amendment, suspension or termination shall adversely affect the rights or obligations of Recipients with respect to Options granted prior to the date of any such amendment, suspension or termination; provided, notwithstanding the foregoing, the shareholders shall be required to approve any amendment which has the effect of (a) increasing the number of shares subject to the Plan or (b) changing the designation of the class of employees eligible to receive options under the Plan.

8.       MISCELLANEOUS
         -------------

         8.1 APPROVAL OF SHAREHOLDERS. This Plan shall be effective only if it is approved by the shareholders of the Company within the period beginning twelve (12) months before and ending within twelve (12) months after the date of its adoption by the Board. Options may be granted under this Plan prior to the date of its approval by the Company's shareholders, but no such Option may be exercised until this Plan has been so approved by the shareholders. Upon such approval, Options previously granted under this Plan shall be given effect retroactive to their Grant Date.

         8.2 USE OF PROCEEDS. The proceeds from the sale of Shares pursuant to Options granted under this Plan shall constitute general funds of the Company.

         8.3 NO RIGHT TO ALLOCATION. No person shall be entitled to receive an Option under this Plan and no person shall have authority to enter into an agreement for the granting of an Option or to make any representation or warranty with respect thereto. No Options shall be earmarked for the





                                      -9-
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account of a Recipient nor shall a Recipient have any rights with respect to such Options until such Options have been issued in accordance with the provisions of this Plan.

         8.4 NO EMPLOYMENT RIGHTS. Neither the adoption of this Plan, nor any action taken by the Board under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ of the Company.

         8.5 NOTICES. All notices permitted or required by this Plan shall be in writing and shall be deemed to be delivered and received (a) when personally delivered, or (b) on the day on which telecopied, or (c) on the third (3rd) business day after the day on which deposited in the United States mail, first-class-certified mail, postage prepaid, transmitted or addressed to the person for whom intended, at the telecopy number or address appearing on the records of the Company, or such other telecopy number or address, notice of which is given in the manner contemplated by this Section 8.5.

         8.6 GOVERNING LAW. The Plan shall be governed by the Internal Revenue Code of 1986, as amended, and by the laws of the State of California.

         8.7 EFFECTIVE DATE. The effective date of this Plan shall be March 1, 1993.

EXHIBITS
--------

A        Stock Option Agreement (Incentive Options)

B        Stock Option Agreement (Nonqualified Options)

C        Form of Investment Letter

D        Stock Purchase Agreement




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